Exhibit 4.11

COLUMBIA CARE INC., AS ISSUER

AND

ODYSSEY TRUST COMPANY, AS TRUSTEE

THIRD SUPPLEMENTAL INDENTURE

Dated as of February 2, 2022

( i )

THIS THIRD SUPPLEMENTAL INDENTURE dated as of February 2, 2022

BETWEEN:

COLUMBIA CARE INC., a company subsisting under the laws of the Province of British Columbia (hereinafter called the “Issuer”)

- and -

ODYSSEY TRUST COMPANY, a trust company incorporated under the laws of the Province of Alberta authorized to carry on the business of a trust company in British Columbia (hereinafter called the “Trustee”).

WHEREAS the Issuer has entered into a trust indenture with the Trustee dated as of May 14, 2020 (the “Original Indenture”), as supplemented by a first supplemental trust indenture dated as of June 19, 2020 (the “First Supplemental Indenture”) and as supplemented by a second supplemental trust indenture dated as of June 29, 2021 (the “Second Supplemental Indenture”, and together with the Original Indenture and the First Supplemental Indenture the “Indenture”);

AND WHEREAS pursuant to Section 14.1 of the Original Indenture, Holders of at least a majority of the principal amount of the Notes then outstanding under the Indenture may, by ordinary consent, approve an amendment to: (i) section 7.10(b)(i) of the Original Indenture; and (ii) amend certain provisions and obligations under the Original Indenture to contemplate a future accounting change from IFRS (as defined in the Original Indenture) to GAAP (as defined herein) (collectively, the “Amendments”);

AND WHEREAS, as of January 21, 2022, Holders of more than a majority of the aggregate principal amount of the Notes outstanding have provided the Issuer with their written consent to the Amendments;

AND WHEREAS this Third Supplemental Indenture is entered into for the purposes of giving effect to the Amendments;

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Issuer and not by the Trustee;

NOW THEREFORE THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH that in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITION AND INTERPRETATION

Section 1.1    To Be Read With Indenture.

This Third Supplemental Indenture is a supplemental indenture to the Indenture. The Indenture and this Third Supplemental Indenture will be read together and will have effect as though all the provisions of both indentures were contained in one instrument. If any terms of the Indenture are inconsistent with the express terms or provisions hereof, the terms of this Third Supplemental Indenture shall prevail to the extent of the inconsistency. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Indenture.

ARTICLE 2

AMENDMENTS

Section 2.1    Amendment to Section 7.10(b)(i).

Section 7.10(b)(i) of the Original Indenture shall be deleted in its entirety and replaced with the following:

“the Incurrence by the Issuer and any Guarantor of Indebtedness under this Indenture or Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and any Guarantor thereunder) that, at the time of and after giving effect to such Incurrence and all other Incurrences made under this paragraph (i) since the Initial Issue Date and which remain outstanding, does not exceed the greater of (A) US$350 million or (B) three times the Issuer’s Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available (determined on a pro forma basis after giving effect to a pro forma application of the net proceeds of such Incurrence and to such other pro forma adjustments as are consistent with those set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”), and in each case such amounts are to be reduced by the aggregate principal amount of Notes and any Additional Notes outstanding on the date of such Incurrence (Indebtedness Incurred pursuant to this paragraph (i) being referred to as “Permitted Pari Indebtedness”);”

Section 2.2    Amendments to Effect the Change from IFRS to GAAP.

(1) Section	1.1 of the Original Indenture is hereby amended to include the following:

“Change in Accounting Principles” means a transition from financial reporting by the Issuer from IFRS to GAAP.

“GAAP” means the generally accepted accounting principles applicable to the United States of America.

(2) Section	1.13 of the Original Indenture is hereby amended to include the following as new paragraph “(d)”:

“If there occurs a Change in Accounting Principles after the Issue Date, the Issuer will be permitted to (without the consent of any Holders) and shall:

(i)

amend the Indenture to permit the Issuer to comply with any financial reporting covenants and obligations (including the obligations described in Section 7.5) by delivering Financial Reports prepared in accordance with GAAP;

(ii)

make good faith amendments to any Financial Terms (including revisions to any of the defined terms used in the determination of such Financial Terms) required to ensure the Change in Accounting Principles does not result in the calculation of such Financial Terms being materially different than the calculations that would be determined if such Change in Accounting Principles did not occur;

(iii) amend	the Indenture to replace references to “IFRS” with “GAAP”; and

(iv)

make such other amendments required in good faith to rectify or prevent typographical, clerical or other manifest errors in the Indenture as a result of (a) the Issuer preparing its Financial Reports in accordance with GAAP and (b) replacing all references in the Indenture to “IFRS” with “GAAP”.

Upon the occurrence of a Change in Accounting Principles, the Issuer shall provide notice of such change to the Trustee (an “Accounting Principles Change Notice”), which shall describe the change in accounting principles, describe the amendments the Issuer intends to make in accordance with the previous paragraph, and be accompanied by the form of supplemental indenture to be entered into by the Issuer and the Trustee to give effect to such amendments. The Accounting Principles Change Notice and form of supplemental indenture shall be delivered to the Trustee within 30 days of the end of the fiscal quarter in which the Change in Accounting Principles is implemented and will be executed by the Issuer and the Trustee within 15 days of delivery to the Trustee.

Promptly after receipt from the Issuer of an Accounting Principles Change Notice the Trustee shall deliver to each Holder a copy of such notice.”

ARTICLE 3

MISCELLANEOUS

Section 3.1    Acceptance of Trust.

The Trustee accepts the trusts in this Third Supplemental Indenture and agrees to carry out and discharge the same upon the terms and conditions set out in this Third Supplemental Indenture and in accordance with the Indenture.

Section 3.2    Confirmation of Indenture.

The Indenture as amended and supplemented by this Third Supplemental Indenture is in all respects confirmed, and this Third Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent therein provided.

Section 3.3    Effective Date

This Third Supplemental Indenture shall take effect upon the date first above written.

Section 3.4    Counterparts.

This Third Supplemental Indenture may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the parties hereto adopt any signatures received by electronic means as original signatures of the parties.

[Signature Page Follows]

IN WITNESS OF WHICH this Third Supplemental Indenture has been duly executed by the Issuer and the Trustee.

Dated as of the date first written above.

COLUMBIA CARE INC

Per:	(Signed) “Nicholas Vita”
Name:	Nicholas Vita:
Title:	Chief Executive Officer

ODYSSEY TRUST COMPANY

Per:	(Signed) “Dan Sander”
Name:	Dan Sander
Title:	VP, Corporate Trust

Per:	(Signed) “Amy Douglas”
Name:	Amy Douglas
Title:	Director, Corporate Trust